Exhibit 99.1

GLOBAL DIRECTORS AUTHORIZE REDEEMING CONVERTIBLE NOTES - Tuesday, May 09, 2006

GLOBAL IMAGING DIRECTORS AUTHORIZE REDEEMING CONVERTIBLE NOTES, $150 MILLION STOCK REPURCHASE PROGRAM AND RECASTING OF COMPANY’S DEBT

TAMPA, Fla., May 9/PRNewswire/ — Global Imaging Systems, Inc. (Nasdaq:GISX) announced that its Board of Directors today authorized the following measures related to the company’s capital structure:

•	Redemption of its 4% convertible senior subordinated notes due 2008, principal balance of $57.5 million,

•	Common stock repurchases up to $150 million over a three-year period, and

•	Recasting the company’s senior credit facility.

Executive Vice President and CFO Ray Schilling said, “Redeeming the notes at this time takes advantage of the company’s strong financial position. We can redeem the notes at 101.6 percent of par value. Because the notes are currently trading at approximately 150 percent of par, we expect most note holders will exercise their right to convert the notes into shares of our common stock.” The company issued $57.5 million of the convertible senior subordinated notes in 2003 and the full amount remains outstanding.

He added, “The common stock repurchase program reflects both our financial position and our continuing strong cash flows. The Board authorized up to $150 million of repurchases over the next three years.” The company has repurchased shares on three previous occasions, the most recent being a $20 million program completed in May 2005.

Mr. Schilling said, “Global has agreed with our agent bank on a term sheet for a new senior credit facility. We expect this new financing will…

•	provide us with enhanced strategic flexibility,

•	permit us to execute substantial share repurchases,

•	permit us to pay dividends, if appropriate,

•	extend the maturity of our debt from 2009 to 2011, and

•	lower the overall cost of our debt.”

The current facility includes term and revolving loans. At fiscal year-end March 31, 2006, the company had $205.3 million in term loans outstanding plus $69.5 million available in a currently unused revolving loan. A year earlier in March 2005, the company amended its senior credit facility, reducing the interest rate spread on the term loan from 2.00% to 1.5% over LIBOR, and from .75% to .25% over a base rate related to the prime rate.

“Our history of strong cash flows from operations puts us in a good position to further strengthen our capital structure,” Mr. Schilling said. “Our borrowing capacity has grown steadily and we have good reports from the rating agencies. At the same time, we have been funding acquisitions out of cash flow. Our debt to total capitalization has been reduced to 37.3 percent.”

About Global Imaging Systems

Global Imaging Systems offers thousands of middle-market customers a one-stop solution for office technology needs in 32 states and the District of Columbia. The company provides a broad line of office technology solutions including the sale and service of copiers and other automated office equipment, network integration services, and electronic presentation systems. The company is also a disciplined, profitable consolidator in the highly fragmented office technology solutions industry.

This news release contains forward-looking statements and statements based on forward-looking information, including statements relating to Global’s expected future acquisitions, future revenue growth and future diluted earnings per share. These statements include the words “expect,” “believe,” “should,” variations of such words, “we are optimistic” and similar expressions which are intended to identify such forward-looking statements. These statements are based on numerous assumptions and are subject to uncertainties and risks. Actual results could differ materially. Factors that might cause Global’s results to differ materially include risks relating to changes in the overall economy; rising interest rates; Global’s debt and debt service obligations; the challenge of integrating acquired businesses; the need for funding acquisitions; Global’s ability to close acquisitions in a timely and cost-effective manner; the need for skilled employees; rapid technological change in Global’s industry; dependence on suppliers; and high levels of competition. Most of these risks are discussed in more detail under the caption “Risk Factors” in Global’s annual report on Form 10-K for the year ended March 31, 2005.

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/CONTACT: Ray Schilling, Executive Vice President and CFO, Global Imaging Systems, Inc., 813/960-5508, or Investor Relations Consultants, Inc., 727/781-5577 or E-mail: gisx@mindspring.com/